Exhibit 10.1

Note: The fees, payment terms, and other business terms in the agreement and exhibits have been excluded because these terms are both not material and would likely cause competitive harm to IDW Media Holdings Inc. if publicly disclosed.

June 15, 2021

Nachie Marsham

Publisher

Idea and Design Works, LLC d/b/a IDW Publishing

2765 Truxtun Road

San Diego, CA 92106

Dear Mr. Marsham:

This amendment letter, when signed by you, shall amend the Distribution Agreement between Idea and Design Works, LLC (the “Publisher”) and Penguin Random House Publisher Services, a division of Penguin Random House LLC (the “Distributor”), dated June 20, 2016 (the “Agreement”), as amended. Effective upon signature, the Agreement is hereby amended as follows:

1.	Distributor will commence the Principal Services for Publisher’s Single Issues and Promotional Materials (as those terms are defined in paragraph 6 below) on June 1, 2022 (the “Single Issues Commencement Date”). Effective as of the Single Issues Commencement Date, the Principal Services will include Distributor’s maintenance and operation of a .biz retailer website.

2.	Paragraph 2 shall be amended and restated as follows:

This Agreement (subject to earlier termination in accordance with paragraph 10) is for an initial term from [redacted] through and including [redacted] (the “Initial Term”). The Term shall be extended automatically for periods of [redacted] (each, a “Renewal Term”) unless cancelled in accordance with paragraph 10; provided, however, that the Term will not automatically renew if Publisher delivers to Distributor no less than six (6) months prior to the end of the Initial Term or any then effective Renewal Term written notice electing not to renew. The Initial Term and all Renewal Terms are referred to herein collectively as “the Term.”

3.	Schedule 3 is hereby replaced by the new Schedule 3 attached to this amendment letter.

4.	Schedule 1, Definitions and Interpretations – The definition of Bad Debts shall be amended and restated as follows:

“debts from Customers which the Distributor reasonably determines to be unrecoverable after having made commercially reasonable efforts to collect.”

5.	Schedule 1, Definitions and Interpretation, shall be amended to add:

“Direct Market: comic bookstores, specialty collectible stores, hobby shops, and other similar customers selling comic books”

6.	Schedule 1, Definitions and Interpretation – The definition of Publications shall be amended and restated as follows:

“the following products that Publisher publishes: (i) single issue comic books (“Single Issues”); (ii) novels, graphic novels, trade compilations, printed specialty products such as puzzles, coloring books, picture books, and tarot cards in all formats except ebook (“Trade Books”); and (iii) other products manufactured by Publisher and intended for Publisher’s distribution to the Direct Market (“Promotional Materials”) provided that Publisher shall consult with Distributor in advance of manufacture of any Promotional Materials product that would be considered outside the standard logistics operation of a trade book and comic book distribution warehouse in order to ensure that Distributor has the capabilities to reasonably distribute such products.”

7.	Schedule 1, Definitions and Interpretation – The definition of Binder’s Kit (singular) shall be changed to Binder’s Kits (plural) and shall be amended and restated as follows:

“Standard Binder’s Kit and Specialty Binder’s Kit.”

8.	Schedule 1, Definitions and Interpretation, shall be amended to add:

“Standard Binder’s Kit: Distributor’s instructions to Publisher on how to pack, label and ship Trade Books to the Distributor, as provided in writing by Distributor, which may be amended by Distributor from time to time, upon notice to Publisher; provided, however that any such amendment will not be applied solely to Publisher, but to all publishers represented by Distributor.”

and

“Specialty Binder’s Kit: Distributor’s instructions to Publisher on how to pack, label and ship Single Issues and Promotional Materials to the Distributor, as provided in writing by Distributor prior to the Single Issues Commencement Date, which may be amended by Distributor from time to time, upon notice to Publisher; provided, however that any such amendment will not be applied solely to Publisher, but to all publishers represented by Distributor.”

9.	Schedule 1, Definitions and Interpretation – The definition of Excess Inventory shall be amended and restated as follows:

“Excess Inventory: stocks of a Trade Books held in excess of the projected total Gross Sales for such title for the next [redacted] period based on the title’s previous [redacted] Rate of Movement.”

“Excess Inventory (Single Issues/Promotional Materials): stocks of Single Issues or Promotional Materials held in excess of [redacted] following the applicable on-sale date.”

10.	Schedule 2. Paragraph 7, Channels shall be amended and restated as follows: “General book trade and non-traditional book channels, and the Direct Market.”

11.	Paragraph 4.1.10 shall be amended and restated as follows:

[redacted]

12.	Paragraph 4 (Provision of the Services) shall be amended by adding the following new subparagraph:

“4.7 In addition to Distributor’s obligations in Section 4.2 above and otherwise in this Section 4, Distributor shall provide all Services, including sales service, supply chain and reporting, at no less than the same manner and level of service as Distributor generally performs for Distributor’s other publisher clients.”

13.	Paragraph 6.8 shall be amended and restated as follows:

[redacted]

14.	Paragraph 8.3.3 shall be amended and restated as follows:

[redacted]

15.	The information set forth for Publisher in paragraph 14.2.1 shall be amended and restated as follows:

“To the Publisher: Idea and Design Works, LLC

2765 Truxtun Road

San Diego, CA 92106

Attn: Nachie Marsham”

16.	This amendment letter shall be effective upon signature by both parties hereto.

Unless otherwise set forth herein, the Agreement shall not be modified or amended by this amendment letter and shall continue with full force and effect following the date hereof.

This amendment letter may be signed and delivered in one or more identical counterparts via electronic signature (such as EchoSign or DocuSign), facsimile, or e-mail (PDF format) transmission, each of which will be deemed to be an original, and which, taken together, are deemed to constitute one and the same document.

If you are in agreement with the terms of this amendment letter, please sign in the space provided below and return to my attention. An executed copy will be returned for your records.

Sincerely,

/s/ Jeff Abraham
Jeff Abraham
President
Penguin Random House Publisher Services
A Division of Penguin Random House LLC

AGREED

/s/ Nachie Marsham
Nachie Marsham
Publisher
Idea and Design Works, LLC d/b/a IDW Publishing

Schedule 3

Principal Fee and Additional Charges

[redacted]

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